Exhibit 10.1

April 20, 2020

This letter is to confirm the undersigned’s commitment that, through December 7, 2020 (the Company’s scheduled liquidation date), if funds are needed by Tuscan Holdings Corp. (the “Company”) and upon request by the Company, the undersigned will provide loans of up to an aggregate of $500,000 to the Company. This commitment supersedes any prior commitment. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. The undersigned understands that if the Company does not consummate a business combination (as described in the Company’s prospectus, dated March 5, 2019), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

TUSCAN HOLDINGS ACQUISITION LLC

By: /s/ Stephen A. Vogel

Stephen A. Vogel, Managing Member

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